Consent of Independent Registered Public Accounting Firm
The Board of Trustees
Davis Fundamental ETF Trust:

We consent to the use of our report dated December 22, 2016, with respect to the financial statements of Davis Select U.S. Equity ETF, Davis Select Financial ETF and Davis Select Worldwide ETF (collectively the funds of Davis Fundamental ETF Trust), included herein and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

KPMG LLP

Denver, Colorado
December 22, 2016